FOR IMMEDIATE RELEASE

Contact:
Thomas R. Butkus
Chairman, President, and Chief Executive Officer
(708) 687-7400

AJS Bancorp, Inc. Announces Second Quarter and Year to Date 2014 Earnings and
Reversal of Deferred Tax Asset Valuation Allowance

MIDLOTHIAN, IL – July 28, 2014 – AJS Bancorp, Inc. (the “Company”) (OTCBB: AJSB), the holding company for A.J. Smith Federal Savings Bank (the “Bank”), announced second quarter 2014 net income of $1.8 million, or $0.80 per share, compared to net income of $245,000, or $0.11 per share for second quarter 2013. Net income for the six months ended June 30, 2014 was $2.0 million, or $0.91 per share, compared to $505,000, or $0.22 per share for the first six months of 2013.  The increase in net income for the quarter and six months ended June 30, 2014 was primarily the result of the Company’s reversal of its deferred tax asset (“DTA”) valuation allowance of $1.7 million during the second quarter of 2014. Pre-tax income for the current quarter was $68,000, or $0.03 per share, compared to $245,000, or $0.11 per share, for the second quarter 2013. Pre-tax income for the first six months of 2014 was $296,000, or $0.13 per share, compared to $505,000, or $0.22 per share, for the first six months of 2013.

Second quarter 2014 net interest income decreased $35,000 to $1.2 million compared to the second quarter 2013. Net interest income for the six months ended June 30, 2014 decreased $54,000 to $2.4 million compared to $2.5 million for the six months ended June 30, 2013. The slight decreases in net interest income for both the three and six months ended June 30, 2014 were due to declines in the net interest margin which was primarily the result of the change in the mix of interest-earning assets, which have shifted from loans and securities available for-sale to low-yielding cash and cash equivalents, and a decrease in the average yield on loans due to the low interest rate environment during these periods. The decreases were partially offset by a decrease in the average cost of interest-bearing deposits resulting from continued change in the mix of deposits to core deposits (deposits excluding certificates of deposit) and the continued re-pricing of certificates of deposits to lower current market interest rates upon maturity. The net interest margin declined nine basis points to 2.31% for the second quarter 2014 compared to 2.40% for the second quarter 2013. The net interest margin declined eight basis points to 2.36% for the six months ended June 30, 2014 compared to 2.44% for the same period in 2013. The average rate earned on interest-earning assets declined 17 basis points to 2.80%, while the average rate paid on interest-bearing liabilities declined three basis points to 0.63% for the second quarter of 2014 compared to the second quarter of 2013. The average rate earned on interest-earning assets declined 18 basis points to 2.85%, while the average rate paid on interest-bearing liabilities declined six basis points to 0.63% for the six months ended June 30, 2014 compared to the same period of 2013.

Non-interest income, which primarily consists of service fees and gains on securities sales, decreased $13,000 to $184,000 for the second quarter 2014 from the second quarter 2013. Non-interest income for the six months ended June 30, 2014 decreased $31,000 to $388,000 compared to $419,000 for the six months ended June 30, 2013. These decreases in non-interest income were primarily due to a reduction in fee income on transactional accounts as Bank customers prefer free checking accounts and a decrease in referral fee income recognized on FHA loans referred to third parties, partially offset by an increase in gains on securities sales. Non-interest income for the three and six months ended June 30, 2014 included gains on securities sales of $29,000 and $67,000, respectively. There were no securities sales and gains on securities sales of $46,000 during the three and six months ended June 30, 2013.

Second quarter 2014 non-interest expense increased $129,000 to $1.3 million compared to the second quarter 2013. Non-interest expense for the six months ended June 30, 2014 increased $124,000 to $2.5 million compared to $2.4 million for the six months ended June 30, 2013. These increases in non-interest expense were primarily due to increases in professional fees associated with operating as a public company since the completion of the second step conversion in October 2013 and fees related to the 2014 Equity Incentive Plan. Federal deposit insurance expense also increased as the Company received a refund as a credit adjustment which reduced expense during the second quarter of 2013.

There was no provision for loan losses recorded in the second quarter of 2014 or 2013, or the six months ended June 30, 2014 or 2013. The allowance for loan losses at June 30, 2014 and December 31, 2013 was $1.1 million, or 0.95% of total loans, and $1.4 million, or 1.16% of total loans, respectively. The decrease in the allowance for loan losses to total loans was due to the reduced risk profile of the loan portfolio and a decline in the historical loss factors on the multi-family and commercial loans collectively evaluated for impairment. Nonperforming loans as a percentage of total loans at June 30, 2014 was 3.14% and 2.72% at December 31, 2013. The increase in nonperforming loans was primarily attributable to additions from the Bank’s lower risk one-to four-family residential real estate portfolio.

Total assets increased $1.5 million to $222.4 million at June 30, 2014 compared to December 31, 2013 due primarily to an increase in cash and cash equivalents, partially offset by a decline in securities available-for-sale and net loans. Total deposits at June 30, 2014 increased $2.0 million to $166.5 million at June 30, 2014 from December 31, 2013. Stockholders’ equity was $35.7 million at June 30, 2014, compared to $34.4 million at December 31, 2013.  The increase in stockholders’ equity was primarily due to $2.0 million in net income during the first six months of 2014, partially offset by the payment of a special dividend and quarterly dividends of $810,000 during the six months ended June 30, 2014. Book value per share was $15.43 at June 30, 2014 as compared to $14.86 at December 31, 2013.

Sale of Other Real Estate Owned in July
On July 14, 2014, the Company sold an other real estate owned property of $1.0 million, which represented a 12.1% participation in a $9.4 million unimproved land loan located in Northbook, Illinois. The sale resulted in a pre-tax gain of $741,000 which will be included in the Company’s third quarter results.

Cash Dividend Payment to Occur in August
The Company announced on July 15, 2014 the declaration of a quarterly cash dividend on the Company’s outstanding common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of August 5, 2014 and is expected to be paid on August 26, 2014.

About AJS Bancorp, Inc.
AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total assets of $222.4 million and total deposits of $166.5 million as of June 30, 2014. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands)

Total assets	$222,414	$220,926
Cash and cash equivalents	25,653	22,281
Securities available for sale	61,695	63,804
Bank owned life insurance	5,609	5,511
Loans, net	118,046	119,146
Deposits	166,489	164,519
Federal Home Loan Bank advances	15,000	17,000
Stockholders’ equity	35,704	34,384

Statements of Income
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013		2014	2013
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$1,425	$1,490	1	$2,900	$3,040
Interest expense	253	283		503	589
Net interest income	1,172	1,207		2,397	2,451
Provision for loan losses	-	-		-	-
Net interest income after provision for loan losses	1,172	1,207		2,397	2,451
Total non-interest income	184	197		388	419
Total non-interest expense	1,288	1,159		2,489	2,365
Income before income taxes	68	245		296	505
Income tax expense (benefit)	(1,701)	-		(1,701)	-
Net income	$1,769	$245		$1,997	$505
Basic earnings per share (1)	$0.80	$0.11		$0.91	$0.22

(1)	Shares held by the public prior to October 9, 2013, have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.1460.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)

Return on average assets (1)	3.23%	0.45%	1.82%	0.46%
Return on average equity (2)	20.49%	4.29%	11.56%	4.42%
Average interest-earning assets to average interest-bearing liabilities	127.09%	117.72%	127.00%	117.05%
Interest rate spread	2.17%	2.30%	2.22%	2.34%
Net interest margin	2.31%	2.40%	2.36%	2.44%

(1)	Return on average assets excluding the reversal of the DTA was 0.12% and 0.27% for the three and six months ended June 30, 2014, respectively.
(2)	Return on average equity excluding the reversal of the DTA was 0.79% and 1.71% for the three and six months ended June 30, 2014, respectively.

	June 30,	December 31,
	2014	2013
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	3.14%	2.72%
Non-performing assets as a percent of total assets	2.77%	2.67%
Allowance for loan losses as a percent of total net loans	0.95%	1.16%
Allowance for loan losses as a percent of non-performing loans	30.30%	42.77%